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EXHIBIT 10.6

                               2001 RETENTION PLAN

                           RHYTHMS NETCONNECTIONS INC.

Each EMPLOYEE of the COMPANY identified on SCHEDULE A attached hereto (a Retention Plan "PARTICIPANT") shall be entitled to receive a retention bonus ("RETENTION BONUS") in the amount set forth opposite his or her name on SCHEDULE A attached hereto at the times, in such installments and subject to the terms and conditions set forth in this Retention Plan.

The aggregate amount of each Participant's Retention Bonus shall be set forth opposite such Participant's name on SCHEDULE A attached hereto.

Each Participant's Retention Bonus, to the extent earned (as described below), shall be paid to such Participant in two installments. The first installment, in the amount of thirty percent (30%) of the Participant's Retention Bonus (the "FIRST INSTALLMENT"), shall be paid to the Participant, to the extent earned (as described below), in cash on or about May 1, 2001. The second installment, in the amount of the remaining seventy percent (70%) of the Participant's Retention Bonus (the "SECOND INSTALLMENT"), shall be paid to the Participant, to the extent earned (as described below), in cash on or about January 2, 2002. Each of the First Installment and Second Installment are sometimes individually referred to herein as an "INSTALLMENT," and both of them, together, are sometimes collectively referred to herein as the "INSTALLMENTS".

In order to be entitled to receive the First Installment of his or her Retention Bonus, a Participant must be employed by the Company on May 1, 2001. In order to be entitled to receive the Second Installment of his or her Retention Bonus, a Participant must be employed by the Company on December 31, 2001. Notwithstanding anything herein to the contrary, a Participant also shall be entitled to receive all unpaid Installments of his or her Retention Bonus (determined as of the TERMINATION DATE of such Employee's Employment with the Company) if such Participant's Employment with the Company is terminated, prior to January 1, 2002, by reason of death, PERMANENT DISABILITY or on an INVOLUNTARY NO FAULT basis.

Notwithstanding anything herein to the contrary, if a Participant receives the First Installment of his or her Retention Bonus and then such Participant's Employment with the Company is terminated, after May 1, 2001 and prior to January 1, 2002, for any reason other than death, Permanent Disability or on an Involuntary No Fault basis, then the Participant shall be required to return the full amount of his or her First Installment to the Company promptly following the Participant's Termination Date ("REFUND AMOUNT"). Each Participant hereby agrees and authorizes the Company to deduct from any and all amounts due and owing from the Company to the Participant (i.e., base salary, bonus, paid time off, expense reimbursements, etc.) an aggregate amount equal to such Refund Amount. In the event that the amounts owed to the Participant are insufficient to return to the Company the full Refund Amount, then the Participant shall be personally liable to the Company for the shortfall.
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The Company reserves the right, in its sole and absolute discretion, to increase the Retention Bonus of selected Participants or groups of Participants (over and above the amount shown on SCHEDULE A hereto for such Participants or groups of Participants) at any time and from time to time; provided, however, that nothing herein shall (a) entitle any Employee to receive any such increased Retention Bonus or (b) require the Company to treat similarly situated Participants similarly under this Retention Plan or otherwise.

In addition to the rights described in the preceding paragraph, the Company reserves the right, in its sole and absolute discretion, to change, modify or amend the terms of this Retention Plan at any time, including, but not limited to, changing the amount of the Retention Bonuses shown on SCHEDULE A hereto, changing the number of Installments and/or the timing of the payment of such Installments, adding additional Participants to SCHEDULE A hereto and/or terminating this Retention Plan, in its entirety; provided, however, that any change, modification or amendment to this Severance Policy shall not adversely affect any Participant in the Plan who is a Participant on the last BUSINESS DAY immediately preceding the effective date of such change, modification or amendment, without such Participant's prior written consent.

Nothing in this Retention Plan shall confer upon any Participant any right to continue in the employ of the Company for any period of specific duration or otherwise interfere with or otherwise restrict in any way the rights of the Company or the Participant, which rights are hereby expressly reserved by each, to terminate such Participant's service at any time for any reason, with or without cause.

Any benefits provided to Participants under this Retention Plan are in addition to, and not in lieu of, any other benefits provided to Participants under the Participants' offer letters with the Company (if any), the Participants' employment agreements with the Company (if any), the Company's Severance Policy, the Company's Paid Time Off and Family and Medical Leave Policy and/or any other employee benefit plan, policy or arrangement in effect for Employees at any time and from time to time.

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DEFINED TERMS:

1. BUSINESS DAY means any day other than a Saturday, Sunday or state or federal holiday in the State of Colorado.

2.   COMPANY means Rhythms NetConnections Inc.

3. EMPLOYEE means any full-time or part-time (as so treated in the Company's payroll records) employee of the Company or any of the Company's wholly-owned corporate subsidiaries.

4. EMPLOYMENT means employment as an Employee for payroll purposes and shall not include independent contractors, consultants, directors, partners or other third-party relationships that are not considered "employment" for payroll purposes.

5. INVOLUNTARY NO FAULT basis means termination of the Employee's Employment by the Company as a result of (a) elimination of the Employee's position by the Company, (b) a reduction in force by the Company or (c) a downsizing of department(s) by the Company.
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6.   PERMANENT DISABILITY means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

7. TERMINATION DATE means the date that a Participant's Employment with the Company terminates for payroll purposes.